Exhibit 10(cc)

RETENTION AND SEVERANCE AGREEMENT

This RETENTION AND SEVERANCE AGREEMENT (the “Agreement”), dated this June 29, 2026 (the “Effective Date”), is by and between Cracker Barrel Old Country Store, Inc., a Tennessee corporation (the “Company”) and Douglas Hisel (the “Executive”).

W I T N E S S E T H:

WHEREAS, the Company desires to continue employing Executive as its Senior Vice President, Store Operations pursuant to the terms of this Agreement;

WHEREAS, the Company and Executive are parties to that certain Severance Agreement dated May 25, 2018 (“Severance Agreement”), which was executed when Mr. Hisel was a Vice President of the Company and was not subsequently updated when he was promoted to Senior Vice President of the Company; and

WHEREAS, the parties wish to update the Severance Agreement in connection with Mr. Hisel’s role as an SVP of the Company and in connection with the retention bonus payment set forth herein.

NOW, THEREFORE, in consideration of the foregoing recitals, the mutual promises and covenants set forth below and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows:

1.	Operation and Term of Agreement.
(a)Operation of Agreement. This Agreement replaces and supersedes the Severance Agreement dated May 25, 2018, between the parties.
(b)Term of Agreement. This Agreement shall have an initial term of three (3) years following the Effective Date, after which this Agreement shall automatically renew for successive one (1)-year subsequent terms unless the Company notifies Executive of its intention not to renew this Agreement at least ninety (90) days prior to the end of the initial term or any subsequent term (the “Term”). Following a termination of this Agreement in accordance with this Section 1, this Agreement shall thereafter be null and void and of no further effect, except as otherwise provided by Section 15.
2.	Retention Award; Succession and Development.
(a)Retention Award. Executive shall be entitled to a retention bonus (the “Retention Bonus”), comprised of a cash amount equal to Two Hundred Thousand Dollars ($200,000) and, subject to applicable corporate action or approval, a retention grant of restricted stock units (the “Retention Grant”) with a grant date fair value equal to One Million Dollars ($1,000,000). The cash portion of the Retention Bonus shall be payable on or about July 15, 2026, and shall be subject to repayment in full by Executive in the event Executive resigns without Good Reason prior to August 3, 2028. The Retention Grant shall be made on or before July 31, 2026 (the “Grant Date”) and shall vest in two installments, with two-thirds of the Retention Grant vesting on the second anniversary of the Grant Date and the remainder vesting on the third anniversary of the Grant Date, subject to the Executive’s continued employment. If Executive separates from the Company for any reason prior to the third anniversary of the Grant Date, any unvested portion of the Retention Grant will be forfeited.

(b)Withholdings. All compensation payable hereunder shall be subject to all applicable withholding for federal income taxes, FICA and all other applicable federal, state and local withholding requirements.
(c)Succession Planning. Executive shall actively engage in and support the Company’s succession planning process. No later than January 1, 2027 and at such other times as reasonably requested by the Company, Executive shall (i) identify one or more employees of the Company with the potential to assume Executive’s position and/or key components of Executive’s responsibilities and (ii) prepare and maintain a written development plan for such individual(s). The plan(s) shall include an assessment of each candidate’s readiness, identified development needs, and specific actions designed to grow the candidate’s capability to assume increased leadership responsibilities. Executive shall participate in periodic reviews of such plan(s) with the Chief Executive Officer (“CEO”) and Chief Human Resources Officer (“CHRO”), and shall make good faith efforts to execute the development activities outlined in the plan(s).
3.	Termination of Employment.
(a)General. Executive and the Company acknowledge that, except as may otherwise be provided under any other written agreement between Executive and the Company, the employment of Executive by the Company is “at will.” The Company may, at any time and in its sole discretion, terminate Executive’s employment, and thereby this Agreement, with Cause or without Cause, and Executive may, at any time and in Executive’s sole discretion, resign from Executive’s employment with the Company, and thereby terminate this Agreement (any such date of termination, the “Termination Date”).
(b)Termination by the Company for Cause or Resignation by Executive Without Good Reason. If the Executive’s employment with the Company shall be terminated by the Company with Cause during the Term, or Executive resigns without Good Reason, the Company shall pay to Executive

(i) any unpaid Base Salary earned through the Termination Date in a cash lump sum within ten (10) days following the Termination Date, (ii) any compensation previously deferred by Executive (together with any accrued interest or earnings thereon) at the times provided in the applicable plans under which the deferral was made, to the extent not paid as of the Termination Date, and in accordance with applicable law (iii) at such time as it would have been paid if Executive had not been terminated, any cash incentive compensation earned as of the Termination Date in respect of the prior fiscal year which has not been paid as of the Termination Date, and pursuant to the applicable plan (iv) to the extent not theretofore paid or provided, any other accrued amounts or accrued benefits required to be paid or provided or which Executive is eligible to receive under any plan, program, policy, practice, contract or agreement of the Company at the times provided under the applicable plan, program, policy, practice, contract or agreement of the Company (collectively items (i) to (iv), the “Accrued Amounts”), and the Company shall not have any further obligations to Executive under this Agreement except those required to be provided by law.

(c)	Qualifying Termination.
(i)During the Term, if Executive’s employment is terminated as a result of a Qualifying Termination: (A) the Company shall pay to Executive the Accrued Amounts; (B) so long as Executive complies with Section 3(c)(iii), Section 6.3, Section 6.4 and Section 6.5 of this Agreement, the Company shall pay to Executive severance pay equal to six months of the Executive’s Base Salary as in effect on the Termination Date, plus one additional week of severance for each year of service in excess of fifteen (15) years (not to exceed twelve (12) months of severance) (such duration of severance pay, the “Severance Payment Period”), payable in equal installments, in accordance with the Company’s regular payroll policies then in effect, for the duration of the severance period, which payments shall commence on the first payroll period (the “Initial Payment”) occurring on or after the 60th day following the

Termination Date (the “Severance Delay Period”); provided, the Initial Payment shall include payment for any payroll periods which occur during the Severance Delay Period, and the remaining payments shall continue for the remainder of the Severance Payment Period and on the same terms and with the same frequency as Executive’s annual salary was paid prior to such termination; and (C) all employee benefits and benefit accruals will cease as of the Termination Date. However, medical insurance benefits may be continued (at Executive’s sole expense) to the extent required by federal law. To the extent Executive may have other benefit conversion or withdrawal rights arising under other Company sponsored retirement or welfare benefit plan as a result of the termination of Executive’s employment, such benefits and rights shall be governed by the terms of such plans.

(ii)Payments pursuant to this Section 3(c) shall be in lieu of any other severance benefits that Executive may be eligible to receive under the Company’s or any of the Company’s Affiliates’ benefit plans or programs. Nothing in this Agreement shall affect or limit Executive’s right to receive (A) payment of any compensation or the issuance of any securities which Executive deferred under any deferred compensation plan of the Company, or (B) any amounts due or belonging to Executive under any retirement program, employee stock purchase plan, or 401(k) plan, each of which shall be subject to the terms of such arrangements, including any deferral elections made thereunder.
(iii)As a condition to receiving the payments provided for in Section 3(c)(i)(B), Executive agrees to sign and deliver to the Company a release in the form attached hereto as Exhibit A and delivered to Executive within twenty-one (21) days following the Termination Date, which must become effective prior to the end of the Severance Delay Period, or else Executive shall forfeit all rights to any severance benefits under this Agreement and the Company shall be under no obligation to make any payments to Executive pursuant hereto. EXECUTIVE UNDERSTANDS, ACKNOWLEDGES, AND AGREES THAT THE RIGHT TO OBTAIN THE SEVERANCE BENEFITS AND THE BENEFITS PROVIDED BY THIS SECTION 3(c) IS ADEQUATE CONSIDERATION FOR THE RELEASE OF CLAIMS REQUIRED BY THIS SECTION 3(c) AND THAT THE EXECUTED AND UNREVOKED RELEASE WILL CONTINUE IN FULL FORCE AND EFFECT EVEN IF EXECUTIVE DOES NOT RECEIVE SOME OR ALL OF THE SEVERANCE BENEFITS AS A RESULT OF ANY FAILURE BY EXECUTIVE TO COMPLY WITH EXECUTIVE’S OTHER OBLIGATIONS UNDER THIS AGREEMENT, INCLUDING BUT NOT LIMITED TO SECTION 6 HEREOF. THE PROVISIONS OF THIS SECTION 3(c) SHALL SURVIVE ANY TERMINATION OF THIS AGREEMENT OR EXECUTIVE’S EMPLOYMENT WITH THE COMPANY.
(iv)If Executive dies during the Severance Payment Period, any benefits remaining to be paid to Executive shall be paid to the beneficiary designated by Executive’s estate to receive those benefits (or in the absence of designation, to Executive’s surviving spouse or next of kin).
(d)	Termination Upon Death or Disability.
(i)This Agreement shall terminate immediately upon Executive’s death, and Executive or his beneficiaries shall be entitled to no further payments or benefits hereunder, other than the payment of the Accrued Amounts, including, without limitation, benefits under such plans, programs, practices and policies relating to death benefits, if any, as are applicable to Executive on the date of his death. The rights of Executive’s estate with respect to any outstanding equity grants and any benefit plans shall be determined in accordance with the specific terms, conditions and provisions of the applicable award agreements and benefit plans.
(ii)If the Company determines in good faith that the Disability of Executive has occurred during the Term, it may give to Executive written notice of its intention to terminate Executive’s employment. In such event, Executive’s employment with the Company shall terminate effective on the 30th day after receipt of such written notice by Executive (the “Disability Effective Date”); provided, however that, within the 30-day period after such receipt, Executive shall not have returned to full-time performance of Executive’s duties. If Executive’s employment is terminated by reason of Disability, this Agreement shall terminate, and Executive shall be entitled to no further payments or benefits hereunder, other than payment of Accrued Amounts, including, without limitation, benefits under such plans, programs, practices and policies relating to disability benefits, if any, as are applicable to Executive on the Disability Effective Date.

(e)Certain Defined Terms. For purposes of this Agreement, the following terms shall have the following meanings:
(i)“Base Salary” means Executive’s gross base salary, exclusive of any bonus, incentive compensation, commissions, equity-based awards, benefits, reimbursements, or other forms of additional compensation as in effect from time to time.
(ii)“Cause” means the occurrence of any of the following: (A) Executive’s refusal or willful or grossly negligent failure to perform Executive’s job duties for the Company (other than any such failure resulting from incapacity due to Disability); (B) Executive’s attendance at work in a state of intoxication or otherwise being found in possession at his place of work of any prohibited drug or substance, possession of which would amount to a criminal offense; (C) the Executive’s personal dishonesty, willful misconduct, or fraud in connection with his duties to the Company; (D) breach of fiduciary duties to the Company by Executive; (E) Executive’s arrest for or conviction of Executive for, or Executive pleading guilty or no contest to, any felony or crime involving moral turpitude; (F) Executive’s improper disclosure of Confidential Information or Trade Secrets (as each such term is defined in Section 6); (G) Executive’s falsification of any records or documents of the Company; (H) Executive’s willful or intentional misconduct that causes (or is reasonably believed by the Company to have caused) injuries, monetarily or otherwise, to the business or reputation of the Company; (I) Executive’s material breach of this Agreement or material violation of the Company’s written policies or codes of conduct, including written policies related to discrimination, harassment, and performance of illegal or unethical activities; or

(J) Executive’s failure to improve Executive’s work performance to an acceptable level after Executive was previously warned in writing by the Company about poor performance.

(iii)“Disability” shall mean: (a) a long-term disability entitling Executive to receive benefits under the Company’s long-term disability plan as then in effect; or (b) if no such plan is then in effect or the plan does not apply to Executive, the inability of Executive, as determined by the Board, to perform the essential functions of Executive’s regular duties and responsibilities hereunder, with or without reasonable accommodation, due to a medically determinable physical or mental illness which has lasted (or can reasonably be expected to last) for a period of at least six (6) consecutive months.
(iv)	“Good Reason” means the occurrence of any of the following conditions:

(A) other than Executive’s removal for Cause, without the prior written consent of Executive, the assignment to Executive of any duties inconsistent in any material, adverse respect with Executive’s position (including status, offices, titles and reporting requirements), authority, duties or responsibilities, or any other action by the Company which results in a demonstrable diminution in such position, authority, duties or responsibilities; provided, however, that an isolated, insubstantial and inadvertent action not taken in bad faith, which is remedied by the Company promptly after receipt of written notice thereof given by Executive, shall not constitute “Good Reason”; (B) a reduction by the Company by an amount of five percent (5%) or more of Executive’s Base Salary as in effect on the Effective Date or as the same may be increased from time to time, unless such reduction is a part of an across-the-board proportional decrease in base salaries affecting all senior executive officers of the Company (“Peer Executives”), which reduction is approved by the Board or the Committee; (C) a reduction by the Company by an amount of five percent

(5%) or more of Executive’s (1) annual target bonus percentage to which Executive is entitled or (2) target percentage under any long-term incentive plan established by the Company to which Executive is entitled, unless, in either case (1) or (2), such reduction is a part of an across-the-board proportional decrease in annual target bonus percentages or target percentages under any equity plan of the Company affecting all other Peer Executives, which reduction is approved by the Board or the Committee; (D) a reduction by the Company of benefits under (1) a “pension plan or arrangement” or (2) a “compensation plan or arrangement”, in each case in which Executive participates as of the Effective Date, or the elimination of Executive’s participation in any such plan or arrangement which reduction or elimination results in a reduction, in the aggregate, of the benefits provided thereunder, taking into account any replacement plan or arrangement or other additional compensation provided to Executive in connection with or following such reduction or elimination (except for immaterial reductions or across-the-board plan changes or terminations similarly affecting other Peer Executives); provided, that, subject to Section 5, in the event of any such changes or terminations, the Company shall timely pay or provide to Executive any accrued amounts or accrued benefits required to be paid or provided or which Executive is eligible to receive under any such plan or arrangement in accordance with the terms of such plan or arrangement; (E) the Company requiring Executive, without Executive’s consent, to be based at any office or location more than fifty (50) miles from the Company’s current headquarters in Lebanon, Tennessee; or (F) the failure of any successor to the Company to assume this Agreement or a material breach of this Agreement by the Company or its successors; provided that, in each case, (x) within forty-five (45) days of the initial occurrence of the specified event Executive has given the Company written notice giving the Company at least thirty (30) days to cure the Good Reason event, (y) the Company has not cured the Good Reason event within the thirty-(30) day cure period and (z) Executive resigns within ten (10) days from the expiration of the thirty-

(30) day cure period. For the avoidance of doubt, if Executive does not provide the requisite written notice within forty-five (45) days and, as applicable, does not resign his employment within ten (10) days from the expiration of the thirty (30) day cure period (to the extent the specified event remains uncured), then Executive will be deemed to have irrevocably waived his right to terminate with Good Reason with respect to the specified event.

(v)“Qualifying Termination” shall mean termination by the Company of the employment of Executive with the Company for any reason other than death, Disability or Cause, or resignation by Executive for Good Reason in accordance with Section 3(e)(iv).
4.Change of Control Agreement. The Company and Executive are parties to that certain Change of Control Agreement dated May 25, 2018 (the “CIC Agreement”), which establishes certain obligations of the parties regarding the employment of Executive, as well as termination payments and other benefits to which Executive would be entitled in connection with the termination of Executive’s employment in connection with a Change of Control (as defined in the CIC Agreement), all according to the terms and conditions set forth in the CIC Agreement. The Company and Executive acknowledge and agree that it is the intent of the parties that the CIC Agreement, and not this Agreement, shall control in connection with the matters set forth in the CIC Agreement. Without limiting the foregoing, if Executive is entitled to receive termination payments and other benefits pursuant to the CIC Agreement in connection with the termination of Executive’s employment with the Company following a Change of Control, then Executive shall be entitled to receive such termination payments and other benefits as set forth in the CIC Agreement and not pursuant to this Agreement, and neither party shall argue that the rights of the Company or Executive, nor any severance payments or other benefits to which Executive may be entitled, pursuant to the CIC Agreement shall be limited or superseded by anything set forth in this Agreement.
5.	Section 409A.
(a)It is intended that (i) each payment or installment of payments provided under this Agreement is a separate “payment” for purposes of Section 409A of the Internal Revenue Code of 1986, as

amended (the “Code”), and (ii) that the payments satisfy, to the greatest extent possible, the exemptions from the application of Section 409A of the Code, including those provided under Treasury Regulations 1.409A-1(b)(4) (regarding short-term deferrals), 1.409A-1(b)(9)(iii) (regarding the two-times, two (2) year exception) and 1.409A-1(b)(9)(v) (regarding reimbursements and other separation pay). Notwithstanding anything to the contrary herein, if (i) on the date of Executive’s “separation from service” (as such term is defined under Treasury Regulation 1.409A-1(h)), Executive is deemed to be a “specified employee” (as such term is defined under Treasury Regulation 1.409A-1(i)(1)) of the Company, as determined in accordance with the Company’s “specified employee” determination procedures, and (ii) any payments to be provided to Executive pursuant to this Agreement which constitute “deferred compensation” for purposes of Section 409A are or may become subject to the additional tax under Section 409A(a)(1)(B) of the Code or any other taxes or penalties imposed under Section 409A if provided at the time otherwise required under this Agreement, then such payments shall be delayed until the date that is six (6) months after the date of Executive’s “separation from service” (as such term is defined under Treasury Regulation 1.409A-1(h)) or, if sooner, the date of Executive’s death. Any payments delayed pursuant to this Section 5(a) shall be made in a lump sum on the first day of the seventh month following Executive’s “separation from service” (as such term is defined under Treasury Regulation 1.409A-1(h)) or, if sooner, the date of Executive’s death. Notwithstanding any other provision to the contrary, a termination of employment with the Company shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of “deferred compensation” (as such term is defined in Section 409A of the Code and the Treasury Regulations promulgated thereunder) upon or following a termination of employment unless such termination is also a “separation from service” from the Company within the meaning of Section 409A of the Code and Section 1.409A-1(h) of the Treasury Regulations and, for purposes of any such provision of this Agreement, references to a “separation,” “termination,” “termination of employment” or like terms shall mean “separation from service.”

(b)To the extent that any expenses, reimbursement, fringe benefit or other, similar plan or arrangement in which Executive participates during the term of Executive’s employment under this Agreement or thereafter provides for a “deferral of compensation” within the meaning of Section 409A, then such amount shall be reimbursed in accordance with Section 1.409A-3(i)(1)(iv) of the Treasury Regulations, including (i) the amount eligible for reimbursement or payment under such plan or arrangement in one calendar year may not affect the amount eligible for reimbursement or payment in any other calendar year (except that a plan providing medical or health benefits may impose a generally applicable limit on the amount that may be reimbursed or paid), (ii) subject to any shorter time periods provided herein or the applicable plans or arrangements, any reimbursement or payment of an expense under such plan or arrangement must be made on or before the last day of the calendar year following the calendar year in which the expense was incurred, and (iii) the right to any reimbursement or in-kind benefit is not subject to liquidation or exchange for another benefit.
(c)Notwithstanding any other provision to the contrary, in no event shall any payment under this Agreement that constitutes “deferred compensation” for purposes of Section 409A of the Code and the Treasury Regulations promulgated thereunder be subject to offset by any other amount unless otherwise permitted by Section 409A of the Code.
(d)For the avoidance of doubt, any payment due under this Agreement within a period following Executive’s termination of employment or other event, shall be made on a date during such period as determined by the Company in its sole discretion, and in accordance with Section 409A.
(e)This Agreement shall be interpreted in accordance with, and the Company and Executive will use their best efforts to achieve timely compliance with, Section 409A of the Code and the Treasury Regulations and other interpretive guidance promulgated thereunder, including without limitation any such regulations or other guidance that may be issued after the Effective Date of this Agreement.

6.	Non-Competition, Non-Solicitation, Confidentiality and Non-Disclosure.
6.1Preamble. As a material inducement to the Company to enter into this Agreement, and its recognition of the valuable experience, knowledge and proprietary information Executive gained from his employment with the Company, Executive warrants and agrees that he will abide by and adhere to the following business protection provisions in this Section 6.
6.2Definitions. For purposes of this Section 6, the following terms shall have the following meanings:
(a)“Competitive Position” shall mean any ownership, investment, employment, consulting, advisory, directorship, agency, promotional or independent contractor arrangement between Executive and any person or Entity engaged, wholly or in material part, or that is an investor or prospective investor in an Entity that is engaged, wholly or in material part, within the Territory in the multi-unit restaurant business that offers full-service family or casual or quick-service dining (including, without limitation and by way of example, restaurant concepts such as and including Applebee’s, Bahama Breeze Caribbean Restaurant & Grille, Bob Evans Farms, Bonefish Grill, Buc-ee’s, Buffalo Wild Wings, Burger King, Carl’s Jr., Cheddar’s, Cheesecake Factory, Chili’s, Denny’s, Domino’s, First Watch, Hardee’s, Huddle House, IHOP, Logan’s Roadhouse, Longhorn Steakhouse, Maggiano’s, McDonald’s, O’Charley’s, Olive Garden, Outback Steakhouse, Red Lobster, Red Robin, Romano’s Macaroni Grill, Ruby Tuesday, Shoney’s, Sizzler, Steak ‘n’ Shake, Taco Bell, Texas Roadhouse, Waffle House, Wendy’s and Western Sizzlin’ or any other segment of the restaurant industry that is competitive with any of the businesses (without regard to the retail component of the business of the Company) engaged in by the Company or any of its subsidiaries or affiliates (collectively, the “CBRL Entities”) during the last twelve months prior to the termination of the Executive’s employment with the Company or, as of the date of such termination of employment, the Company or its Subsidiaries are contemplated to become engaged in during the 18-month period following such date of termination (the “Restricted Business”), including, but not limited to, any competitor as identified by the Company through strategic planning and shared with the Executive Team of the Company in the past 18-month period. Nothing herein shall prohibit Executive from (i) being a passive owner of not more than 2% of the outstanding stock of any class of a corporation that is publicly traded, so long as Executive has no active participation in the business of such corporation; or (ii) becoming employed, engaged, associated or otherwise participating with (A) a separately managed division or subsidiary of a competitive business that does not engage in the Restricted Business (provided that Executive’s services are provided only to such division or subsidiary) or (B) an Entity that is primarily engaged in the retail or hospitality industry but that conducts on-location casual or family dining restaurant or food-service operations that are incidental to its primary business; or (iii) accepting employment with any federal or state government or governmental subdivision or agency.
(b)“Confidential Information” shall mean the proprietary or confidential data, information, recipes, processes, documents or materials (whether oral, written, electronic or otherwise) belonging to or pertaining to any of the CBRL Entities, other than “Trade Secrets” (as defined below), which is of tangible or intangible value to any of the CBRL Entities and the details of which are not generally known to the competitors of the CBRL Entities. Confidential Information shall also include: any items that any of the CBRL Entities have marked “CONFIDENTIAL” or some similar designation or are otherwise identified as being confidential.
(c)“Entity” or “Entities” shall mean any business, individual, partnership, joint venture, agency, governmental agency, body or subdivision, association, firm, corporation, limited liability company or other entity of any kind.

(d)“Restricted Period” with respect to Section 6.3, shall mean four years following the termination of the Executive’s employment; with respect to Section 6.4 and Section 6.5, shall mean two years following the termination of the Executive’s employment. Notwithstanding the foregoing, the Restricted Period shall be extended for a period of time equal to any period(s) of time that Executive is determined by a final non-appealable judgment from a court of competent jurisdiction to have engaged in any conduct that violates any provision of this Section 6 (the purpose of this provision is to secure for the benefit of the Company the entire Restricted Period being bargained for by the Company for the restrictions upon the Executive’s activities).
(e)“Territory” shall mean each of the United States of America and any foreign country in which the Company operates its business at the time of the termination of the Executive’s employment.
(f)“Trade Secrets” shall mean information or data of or about any of the CBRL Entities, including, but not limited to, technical or non-technical data, recipes, formulas, patterns, compilations, programs, devices, methods, techniques, drawings, processes, financial data, financial plans, product plans or lists of actual or potential suppliers that: (i) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy; and (iii) any other information which is defined as a “trade secret” under applicable law.
(g)“Work Product” shall mean all tangible work product, property, data, documentation, “know-how,” concepts or plans, inventions, improvements, techniques and processes relating to any of the CBRL Entities that were conceived, discovered, created, written, revised or developed by Executive during the term of his employment with the Company.
6.3	Nondisclosure; Ownership of Proprietary Property.
(a)In recognition of the need of the CBRL Entities to protect their legitimate business interests, Confidential Information and Trade Secrets, Executive hereby covenants and agrees that Executive shall regard and treat Trade Secrets and all Confidential Information as strictly confidential and wholly-owned by the CBRL Entities and shall not, for any reason, in any fashion, either directly or indirectly, use, sell, lend, lease, distribute, license, give, transfer, assign, show, disclose, disseminate, reproduce, copy, misappropriate or otherwise communicate any such item or information to any third party or Entity for any purpose other than in accordance with this Agreement or as required by applicable law, court order or other legal process: (i) with regard to each item constituting a Trade Secret, at all times such information remains a “trade secret” under applicable law, and (ii) with regard to any Confidential Information, for the Restricted Period.
(b)Executive shall exercise his best efforts to ensure the continued confidentiality of all Trade Secrets and Confidential Information, and he shall immediately notify the Company of any unauthorized disclosure or use of any Trade Secrets or Confidential Information of which Executive becomes aware. Executive shall assist the CBRL Entities, to the extent necessary, in the protection of or procurement of any intellectual property protection or other rights in any of the Trade Secrets or Confidential Information.
(c)All Work Product shall be owned exclusively by the CBRL Entities. To the greatest extent possible, any Work Product shall be deemed to be “work made for hire” (as defined in the Copyright Act, 17 U.S.C.A. § 101 et seq., as amended), and Executive hereby unconditionally and irrevocably transfers and assigns to the applicable CBRL Entity all right, title and interest Executive currently has or may have by operation of law or otherwise in or to any Work Product, including, without limitation, all patents, copyrights, trademarks (and the goodwill associated therewith), trade secrets, service marks (and the goodwill associated therewith) and other intellectual property rights. Executive agrees to execute and deliver to the applicable CBRL Entity any transfers, assignments, documents or other instruments which the Company may deem necessary or appropriate, from time to time, to protect the rights granted herein or to vest complete title and ownership of any and all Work Product, and all associated intellectual property and other rights therein, exclusively in the applicable CBRL Entity.

6.4Non-Solicitation and Non-Interference With Employees. Executive recognizes and acknowledges that, as a result of his employment by Company, he will become familiar with and acquire knowledge of confidential information and certain other information regarding the other executives and employees of the CBRL Entities. Therefore, Executive agrees that, during his employment and the Restricted Period, Executive shall not directly or indirectly do or facilitate any of the following: (i) encourage, solicit or otherwise attempt to induce any employee of the Company to leave the employ of the Company, or in any way interfere with the relationship between the Company and any employee thereof;

(ii) hire any individual who was an employee of the Company at the time of the termination of Executive’s employment with the Company, even if such individual resigns from the Company following the termination of Executive’s employment (a “Company Employee”) unless that person has ceased to be an employee of the Company for at least six months; or (iii) encourage, solicit, or induce any customer, supplier, licensee or other business relation of the Company to cease or materially reduce doing business with the Company, or in any way interfere with the relationship of such customer, supplier, licensee or business relation and the Company (including, without limitation, making any negative or disparaging statements or communications regarding the Company, its products or personnel). Notwithstanding the foregoing, nothing in this Agreement shall prohibit Executive from employing an individual (i) with the consent of the Company or (ii) who responds to such general solicitations in publications or on websites, or through the use of search firms, so long as such general solicitations or search firm activities are not targeted specifically at a Company Employee and so long as Executive has nothing to do with identifying the individual and does not participate in the recruiting process in any manner. For illustrative purposes and for the avoidance of doubt, Executive may not, directly or indirectly through another person (i) speak with or exchange texts or emails with any Company Employee regarding any potential job opportunity outside of the Company, (ii) provide references or other information about a Company Employee to another employer with which Executive is in any way affiliated, or (iii) participate or facilitate the interviewing or assessment of a Company Employee for a position or role outside of the Company.

6.5Non-Competition. Executive covenants and agrees to not obtain or engage in a Competitive Position within the Territory during the Term and during the Restricted Period. Executive and the Company recognize and acknowledge that the scope, area and time limitations contained in this Agreement are reasonable and are properly required for the protection of the business interests of the Company due to the Executive’s status and reputation in the industry and the knowledge to be acquired by Executive through his association with the Company’s business and the public’s close identification of Executive with the Company and the Company with Executive. Further, Executive acknowledges that his skills are such that he could easily find alternative, commensurate employment or consulting work in his field that would not violate any of the provisions of this Agreement. Executive acknowledges and understands that, as consideration for his execution of this Agreement and his agreement with the terms of this covenant not to compete, Executive will receive employment with and other benefits from the Company in accordance with this Agreement.
6.6Other Communications and Non-Disparagement. During the term of Executive’s employment and indefinitely thereafter, (i) Executive will not make any materially derogatory, unflattering or disparaging comments, verbally or in writing, about the Company or any of its directors or officers to any person, or about the Company’s products, services, strategies, investments, capabilities or business operations generally; and (ii) Executive shall not speak with any analysts or members of the investment community (including shareholders or potential shareholders) about the Company or its businesses or its executives or directors, but shall instead refer all such inquiries to the Company’s investor relations department. Notwithstanding the foregoing, nothing herein is intended to or should be construed to interfere with Executive’s (i) obligations to be truthful and accurate under oath, or (ii) Executive’s right or ability to respond to a breach by the Company of its obligations under this Agreement. Furthermore, nothing herein is intended to deter, interfere with, or discourage Executive from exercising any right to communicate truthfully and in good faith with governmental or regulatory agencies or authorities. Should any such agencies or authorities file a charge, action, complaint or lawsuit against Company based upon any of the claims released by Executive under the release attached hereto or otherwise released in connection with the termination of Executive’s employment, Executive agrees not to seek or accept any resulting relief or other pecuniary benefit whatsoever.

6.7Remedies. Executive understands and acknowledges that his violation of any provision of this Section 6 will cause irreparable harm to the Company and the Company will be entitled to an injunction by any court of competent jurisdiction enjoining and restraining Executive from any employment, service, or other act prohibited by this Agreement. The parties agree that nothing in this Agreement shall be construed as prohibiting the Company from pursuing any remedies available to it for any breach or threatened breach of any provision of this Section 6, including, without limitation, the recovery of damages from Executive or any person or entity acting in concert with Executive. The Company shall receive injunctive relief without the necessity of posting bond or other security, such bond or other security being hereby waived by Executive. If any part of any provision of this Section 6 is found to be unreasonable, then it may be amended by appropriate order of a court of competent jurisdiction to the extent deemed reasonable. Furthermore and in recognition that certain severance payments are being agreed to in reliance upon the Executive’s compliance with this Section 6 after termination of his employment, in the event Executive breaches any of such business protection provisions or other provisions of this Agreement, any unpaid amounts (e.g., those provided under Section 3) shall be forfeited, and the Company shall not be obligated to make any further payments or provide any further benefits to Executive following any such breach. Additionally, if Executive breaches any of such business protection provisions or other provisions of this Agreement or such provisions are declared unenforceable by a court of competent jurisdiction, any payments made pursuant to Section 3(c)(i)(B) shall be refunded by Executive to the Company on a pro-rata basis based upon the number of months during the Restricted Period during which he violated the provisions of this Section 6 or, in the event any such provisions are declared unenforceable, the number of months during the Restricted Period that the Company did not receive their benefit as a result of the actions of Executive. Executive agrees and acknowledges that the opportunity to receive the severance benefits described in Section 3(c), conditioned upon his ongoing fulfillment of his obligations in this Agreement, constitute sufficient consideration for his release of claims against the Company contained within the Release, regardless of whether the Executive’s entitlement to the severance payments set forth in any of the foregoing Articles or other benefits is forfeited in accordance with this Section 6.6.
7.Notices. All notices and other communications hereunder shall be in writing in one of the following formats and shall be deemed given (a) upon actual delivery if personally delivered to the party to be notified; (b) when sent, when sent by email to the party to be notified; provided, however, that notice given by email shall not be effective unless (i) such notice specifically states that it is being delivered pursuant to this Section 7 and either (ii) (A) a duplicate copy of such email notice is promptly given by one of the other methods described in this Section 7 or (B) the receiving party delivers a written confirmation or acknowledgement of receipt for such notice either by email (excluding automated replies) or any other method described in this Section 7, or (c) when delivered if sent by a courier (with confirmation of delivery); in each case to the party to be notified at the following address:

If to the Company, to:

Cracker Barrel Old Country Store, Inc. Attn: General Counsel

PO Box 787

305 Hartmann Drive

Lebanon, TN 37088-0787 If to Executive, to:

his address on record with the Company.

8.No Effect On Other Arrangements. It is expressly understood and agreed that the payments made in accordance with this Agreement are in addition to any other benefits or compensation to which Executive may be entitled or for which he may be eligible, whether funded or unfunded, by reason of his employment with the Company. Notwithstanding the foregoing, the provisions in Section 3 regarding benefits that Executive will receive upon his employment being terminated supersede and are expressly in lieu of any other severance program or policy that may be offered by the Company, except with regard to any rights Executive may have pursuant to the CIC Agreement or the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.
9.Waiver of Breach. The waiver by any party of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach by any other party. No waiver of any provision of this Agreement shall be implied from any course of dealing between the parties or from any failure by any party hereto to assert any rights hereunder on any occasion or series of occasions.
10.Entire Agreement; Amendment. This Agreement contains the entire agreement of the parties relating to the subject matter herein and supersedes in full and in all respects any prior oral or written agreement, arrangement or understanding between the parties with respect to the Executive’s employment with the Company, including without limitation, as of the Effective Date, the Severance Agreement between Executive and the Company. This Agreement may not be amended or changed orally but only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification, extension or discharge is sought.
11.Controlling Law; Jurisdiction; Venue. All issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by, and construed in accordance with, the laws of the State of Tennessee, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Tennessee or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Tennessee.
12.Arbitration. Any dispute or controversy between the Company and Executive, whether arising out of or relating to this Agreement, the breach of this Agreement, or otherwise, shall be settled by arbitration administered in accordance with the Commercial Arbitration Rules of the American Arbitration Association (“AAA”) then in effect, and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction. Any arbitration shall be held before a single arbitrator who shall be selected by the mutual agreement of the Company and Executive, unless the parties are unable to agree to an arbitrator, in which case, the arbitrator will be selected by the then President of the Tennessee Bar Association. The arbitrator shall have the authority to award any remedy or relief that a court of competent jurisdiction could order or grant, including, without limitation, the issuance of an injunction. However, either party may, without inconsistency with this arbitration provision, apply to any court having jurisdiction over such dispute or controversy and seek interim provisional, injunctive or other equitable relief until the arbitration award is rendered or the controversy is otherwise resolved. Except as necessary in court proceedings to enforce this arbitration provision or an award rendered hereunder, or to obtain interim relief or as required by law, neither a party nor an arbitrator may disclose the existence, content or results of any arbitration hereunder without the prior written consent of the Company and Executive. The Company and Executive acknowledge that this Agreement evidences a transaction involving interstate commerce. Notwithstanding any choice of law provision included in this Agreement the United States Federal Arbitration Act shall govern the interpretation and enforcement of this arbitration provision. The arbitration proceeding shall be conducted in Nashville, Tennessee or such other location to which the parties may agree. The Company shall pay the costs of the arbitration, including all fees and expenses of any arbitrator appointed hereunder.

13.	Successors.
(a)This Agreement is personal to Executive and without the prior written consent of the Company shall not be assignable by Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.
(b)The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.
14.No Right of Set-off. The existence of any claim, demand, action or cause of action by Executive against the Company whether predicated upon this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of any of its rights hereunder.
15.Survival. The obligations of the parties pursuant to Section 3, Section 5, Section 6, Section 7, Section 8, Section 9, Section 10, Section 11, Section 12, Section 13, Section 14, this Section 15, Section 16 and Section 17, as applicable, shall survive the termination of the Executive’s employment and any termination of this Agreement.
16.Severability. If any provision of this Agreement or the application of any such provision to any party or circumstances will be determined by any court of competent jurisdiction to be invalid and unenforceable to any extent, the remainder of this Agreement or the application of such provision to such person or circumstances other than those to which it is so determined to be invalid and unenforceable, will not be affected thereby, and each provision hereof will be validated and will be enforced to the fullest extent permitted by law.
17.Headings. The sections, subjects and headings in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

[signature page to follow]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first written above.

EXECUTIVE:

/s/ Doug Hisel
Doug Hisel

COMPANY:

Cracker Barrel Old Country Store, Inc.

By:	/s/ Jennifer Lankford
Name:	Jennifer Lankford
Title:	Senior Vice President, General Counsel and Corporate Secretary

[Signature Page to Employment Agreement]

Exhibit A

To Retention and Severance Agreement

RELEASE

THIS RELEASE (this “Release”) is made and entered into by and between DOUG HISEL (“Executive”) and CRACKER BARREL OLD COUNTRY STORE, INC. and its successors or assigns (the “Company”). The Company and Executive are collectively referred to herein as the “Parties.”

WHEREAS, Executive and the Company have agreed that Executive’s employment with Company shall terminate on  ;

WHEREAS, Executive and the Company have previously entered into that certain Retention and Severance Agreement, dated June 29, 2026 (the “Agreement”), and this Release is incorporated therein by reference;

WHEREAS, Executive and the Company desire to delineate their respective rights, duties and obligations attendant to such termination and desire to reach an accord and satisfaction of all claims arising from Executive’s employment, and his termination of employment, with appropriate releases, in accordance with the Agreement;

WHEREAS, the Company desires to compensate Executive in accordance with the Agreement for service he has or will provide for the Company;

NOW, THEREFORE, in consideration of the premises and the agreements of the Parties set forth in this Release, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto, intending to be legally bound, hereby covenant and agree as follows:

1.Claims Released Under This Agreement. In exchange for the opportunity to receive the severance benefits described in Section 3(c)(i)(B) of the Agreement and except as provided in Section 2 of this Release, subject to his fulfillment of his ongoing obligations under the Agreement, Executive hereby voluntarily and irrevocably waives, releases, dismisses with prejudice, and withdraws all claims, complaints, suits or demands of any kind whatsoever (whether known or unknown) which Executive ever had, may have, or now has against the Company and other current or former subsidiaries or affiliates of the Company and their past, present and future officers, directors, employees, agents, insurers and attorneys (collectively, the “Released Parties”), arising out of or relating to (directly or indirectly) Executive’s employment or the termination of his employment with the Company, or any other event occurring prior to the execution of this Release, including, but not limited to:
(a)claims for violations of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act of 1967, the Civil Rights Act of 1866, the Civil Rights Act of 1991, the Older Workers’ Benefit Protection Act of 1990, the Americans With Disabilities Act, the Equal Pay Act of 1963, the Family and Medical Leave Act, 42

U.S.C. § 1981, the Worker Adjustment and Retraining Notification Act, the National Labor Relations Act, the Labor Management Relations Act, Executive Order 11246, Executive Order 11141, the Rehabilitation Act of 1973, or the Employee Retirement Income Security Act, the Tennessee Human Rights Act, the Tennessee Disability Act, the Genetic Information Nondiscrimination Act, or any other law relating to discrimination or retaliation in employment (in each case, as amended);

(b)	claims for violations of any other federal or state statute or regulation or local ordinance;

(c)claims for lost or unpaid wages, compensation or benefits, defamation, intentional or negligent infliction of emotional distress, assault, battery, wrongful or constructive discharge, negligent hiring, retention or supervision, misrepresentation, conversion, tortious interference, breach of contract or breach of fiduciary duty;
(d)claims to benefits under any bonus, severance, workforce reduction, early retirement, outplacement or any other similar type plan sponsored by the Company; or
(e)	any other claims under state law arising in tort or contract.
2.Claims Not Released Under This Agreement. In signing this Release, Executive is not releasing any claims that (a) enforce his rights under the Agreement, (b) arise out of events occurring after the date Executive executes this Release, (c) arise under any written non-employment related contractual obligations between the Company or its affiliates and Executive which have not terminated as of the execution date of this Release by their express terms, (d) arise under a policy or policies of insurance (including director and officer liability insurance) maintained by the Company or its affiliates on behalf of Executive, (e) relate to any indemnification obligations to Executive under the Company’s bylaws, certificate of incorporation, Tennessee law or otherwise, or (f) relate to vested rights to pension, 401(k) or other benefits under the Company employee benefit plans. However, Executive understands and acknowledges that nothing herein is intended to or shall be construed to require the Company to institute or continue in effect any particular plan or benefit sponsored by the Company, and the Company hereby reserves the right to amend or terminate any of its benefit programs at any time in accordance with the procedures set forth in such plans. Nothing in this Release shall prohibit Executive from engaging in protected activities under applicable law or from communicating, either voluntarily or otherwise, with any governmental agency concerning any potential violation of law.
3.No Assignment of Claim. Executive hereby represents that he has not assigned or transferred, or purported to assign or transfer, any claims or any portion thereof or interest therein to any Party prior to the date of this Release.
4.No Admission Of Liability. This Release shall not in any way be construed as an admission by the Company or Executive of any improper actions or liability whatsoever as to one another, and each specifically disclaims any liability to or improper actions against the other or any other person, on the part of itself or herself, its or his representatives, employees or agents.
5.No Current Claims. Executive represents and warrants that Executive has not filed any complaint(s) or charge(s) against the Company or the other Released Parties with the EEOC or the state commission empowered to investigate claims of employment discrimination, the United States Department of Labor, or with any other local, state, or federal agency or court or that Executive has disclosed in writing to the Company any such complaint(s) or charge(s).
6.Disclosure. Executive acknowledges and warrants that, that except as previously discussed (whether orally or in writing) with the Board or internal or external Company counsel, Executive is not aware of any matters for which Executive was responsible or which came to the Executive’s attention as an employee of the Company that might give rise to, evidence or support any claim of illegal conduct, regulatory violation, unlawful discrimination, retaliation or other cause of action against the Company.
7.Company Property. All records, files, lists, including computer generated lists, data, drawings, documents, equipment and similar items relating to the Company’s business that Executive generated or received from the Company remains the Company’s sole and exclusive property. Executive agrees to promptly return to the Company all property of the Company in his possession. Executive further represents that he has not copied or caused to be copied, printed out, or caused to be printed out any documents or other material originating with or belonging to the Company. Executive additionally represents that he will not retain in his possession any such documents or other materials.

8.Cooperation. Executive will provide reasonable cooperation to the Company, all Released Parties and their respective counsel at all times in any internal or external claims, charges, audits, investigations, and/or lawsuits involving the Company and/or any other Released Party of which Executive may have knowledge or in which Executive may be a witness, it being understood that requests for reasonable cooperation shall not unreasonably interfere with Executive’s personal or other professional responsibilities. Such reasonable cooperation includes meeting with the Company representatives and counsel to disclose such facts as Executive may know; preparing with the Company’s counsel for any deposition, trial, hearing, or other proceeding; attending any deposition, trial, hearing or other proceeding to provide truthful testimony. The Company agrees to reimburse Executive for reasonable out-of-pocket expenses incurred by Executive in the course of complying with this obligation. Nothing in this Section 8 should be construed in any way as prohibiting or discouraging Executive from testifying truthfully under oath as part of, or in connection with, any such proceeding.
9.Acknowledgement of Waiver of Claims under ADEA. Executive acknowledges that this Release waives any and all claims that Executive may have under the ADEA for claims arising prior to the execution of this Release and that Executive’s agreement to waive such claims and all other claims released under the terms of this Release is made knowingly and voluntarily. Executive acknowledges that Executive would not be entitled to the severance benefits but for Executive’s non-revoked execution of this Release. Executive further acknowledges that (a) he has been advised that he should consult with an attorney prior to executing this Release, (b) he has been given twenty-one (21) days within which to consider this Release before executing it, (c) he has been given at least seven (7) days following the execution of this Release to revoke this Release (the “Revocation Period”) by providing written notice of revocation in accordance with Section 7 of the Agreement, and (d) he was not coerced, threatened or otherwise forced to sign this Release, and that his signature appearing hereinafter is knowing and voluntary. Executive further acknowledges that upon expiration of the Revocation Period, this Release will be binding upon him, his heirs, administrators, representatives, executors, successors and assigns and the Release will become irrevocable.
10.Severability. All provisions of this Release are intended to be severable. In the event any provision or restriction contained herein is held to be invalid or unenforceable in any respect, in whole or in part, such finding shall in no way affect the validity or enforceability of any other provision of this Release. The Parties further agree that any such invalid or unenforceable provision shall be deemed modified so that it shall be enforced to the greatest extent permissible under law, and to the extent that any court or arbitrator of competent jurisdiction determines any restriction herein to be unreasonable in any respect, such court or arbitrator may limit this Release to render it reasonable in the light of the circumstances in which it was entered into and specifically enforce this Release as limited.
11.Specific Performance. If a court of competent jurisdiction determines that Executive has breached or failed to perform any part of this Release, the Executive agrees that Company shall be entitled to seek injunctive relief to enforce this Release, to the extent permitted by applicable law.
12.Restrictive Covenants. Executive acknowledges that he entered into restrictive covenants in Section 6 of the Agreement, and that in accordance with the terms of the Agreement, he is subject to those obligations as they remain in full force and effect following Executive’s separation of employment with the Company.

13.No Waiver. Should the Company fail to require strict compliance with any term or condition of the Agreement or this Release, such failure shall not be deemed a waiver of such terms or conditions, nor shall the Company’s failure to enforce any right it may have preclude it from thereafter enforcing its rights under the Agreement or this Release. Waiver of any one breach shall not be deemed a waiver of any other breach of the same or any other provision of the Agreement or this Release.
14.Entire Agreement. This Release constitutes the entire understanding of the Parties regarding the subject matter of this Release, supersedes all prior oral or written agreements on the subject matter of this Release and cannot be modified except by a writing signed by all Parties in accordance with Section 18 below.
15.Binding Effect. This Release inures to the benefit of, and is binding upon, the Parties and their respective successors and assigns.
16.Captions. The captions to the various sections of this Release are for convenience only and are not part of this Release.
17.Counterparts. This Release may be executed in one or more counterparts, each of which will be deemed an original, but all of which together will constitute the same agreement.
18.Amendments. Any amendment to this Release must be in writing and signed by duly authorized representatives of each of the Parties hereto and must expressly state that it is the intention of each of the Parties hereto to amend the Release.
19.Governing Law. This Release shall be governed by and construed in accordance with the laws of the State of Tennessee without reference to principles of conflict of laws.
20.Exclusive Jurisdiction and Venue. The appropriate state or federal court in Wilson County, Tennessee will be the exclusive jurisdiction and venue for any dispute arising out of this Release. The parties voluntarily submit to the jurisdiction of these courts for any litigation arising out of or concerning the application, interpretation or any alleged breach of this Release.

IN WITNESS WHEREOF, the parties hereto have executed this Release as of the day and year first written above.

Acknowledged and Agreed To:

“COMPANY”

CRACKER BARREL OLD COUNTRY STORE, INC.

By:
Name:
Title:
Date:

I UNDERSTAND THAT BY SIGNING THIS RELEASE, I AM GIVING UP RIGHTS I MAY HAVE. I UNDERSTAND THAT I DO NOT HAVE TO SIGN THIS RELEASE.

“EXECUTIVE”

Doug Hisel

Date: